Exhibit 5.1
[FIS Letterhead]
October 1, 2009
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Ladies and Gentlemen:
I have acted as in-house legal counsel to Fidelity National Information Services, Inc., a Georgia corporation (“Company”), in connection with the preparation of a Registration Statement on Form S-8 (“Registration Statement”) to be filed with the Securities and Exchange Commission (“Commission”) relating to an aggregate of 13,180,880 shares (“Shares”) of the Company’s Common Stock, par value $.01 per share, to be offered or sold in accordance with the Metavante Technologies, Inc. 2007 Equity Incentive Plan (“Plan”), which was assumed by the Company in connection with the merger of Metavante Technologies, Inc. with and into a wholly owned subsidiary of the Company.
In rendering this opinion, I have examined such corporate records and other documents, and I have reviewed such matters of law, as I have deemed necessary or appropriate. In addition, in rendering this opinion I have assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate.
This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect those laws may have on my opinion. This opinion is also limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated in this letter.
Based upon and subject to the foregoing, I am of the opinion that the Shares to be issued under the Plan are duly authorized and, when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid, and non-assessable.
I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.
I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very Truly Yours, /s/ Ronald D. Cook Ronald D. Cook